Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Second Quarter 2017 Financial Results
Delivers another quarter of strong top and bottom line performance

HAYWARD, Calif., July 27, 2017 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment and flat panel industries, today reported its financial results for the second quarter ended June 30, 2017.

“With elevated WFE spending challenging the supply chain, UCT once again delivered another exceptional quarter, exceeding both our top and bottom line expectations,” said Jim Scholhamer, President and CEO. “Our focus on successfully fulfilling our customers’ increasing demand resulted in opportunities to meet their increased manufacturing capacity needs. The flexibility of our operations and our ability to deliver in the current environment is providing high value to our customers worldwide and demonstrating the leverage of our operating model.”

GAAP Financial Results

Total revenue for the second quarter of 2017 was $228.3 million, an increase of 11.6% compared to the first quarter of 2017 and 75.8% compared to the same period a year ago. Semiconductor revenue increased 10.1% sequentially and 79.6% compared to a year ago. Total revenue from outside the U.S. rose 12.0% quarter over quarter and 102.5% year over year. Gross margin for the second quarter of 2017 was 19.0% compared to 18.3% for the prior quarter and 14.7% in the same period a year ago. Net income for the second quarter was $20.2 million, or $0.60 and $0.59 per basic and diluted share compared to net income of $14.3 million, or $0.43 and $0.42 per basic and diluted share in the previous quarter, and net income of $0.7 million, or $0.02 per basic and diluted share in the same period a year ago.

Net cash for the second quarter of 2017 increased $7.9 million compared to the previous quarter. Cash and cash equivalents were $59.5 million, an increase of $4.5 million compared to the first quarter. Outstanding debt was $60.8 million, a sequential decrease of $3.4 million.

Non-GAAP Financial Results

Non-GAAP net income for the second quarter of 2017 was $21.3 million, or $0.62 per diluted share. Non-GAAP net income and non-GAAP net income per diluted share exclude pre-tax charges of $1.2 million for intangible assets amortization, offset by the corresponding increase in tax expense from these items of approximately $0.2 million. This compares to first quarter of 2017 non-GAAP net income and non-GAAP net income per diluted share of $15.9 million and $0.47 respectively, and non-GAAP net income of $3.2 million and non-GAAP net income per share of $0.10 in the second quarter of 2016.

The Company has provided a reconciliation of GAAP to non-GAAP financial measures in the financial statement tables included in this press release.

Third Quarter 2017 Outlook

The Company expects revenue to be between $235.0 million to $245.0 million and GAAP diluted net income per share to be in the range of $0.59 to $0.65. The Company expects non-GAAP net income per diluted share to be in the range of $0.62 to $0.68.

CEO to take Medical Leave of Absence

UCT also announced today that President and CEO, Jim Scholhamer, will be taking a leave of absence starting July 31 for approximately 2 months to address a treatable medical condition. During his absence, UCT SVP and CFO, Sheri Brumm will serve as acting CEO. Mr. Scholhamer will remain a member of the board of directors during his leave.

"It is important that I take this time to focus on my health and I am extremely confident that Sheri and our strong executive team will ensure the ongoing success of UCT while I am away,” said Jim Scholhamer, President and CEO.

"The board has confidence in the strong leadership team that Jim has put in place. Sheri and the team are well positioned to continue to implement UCT's strategy and run day-to-day operations,” commented Clarence Granger, Chairman of the Board of Directors.

Ms. Brumm joined UCT in April 2009 and has served as SVP and CFO since July 2016. She is responsible for all aspects of the Company’s financial management in addition to managing the Company’s IT and export compliance functions.

Conference Call

UCT will conduct a conference call today, Thursday, July 27, 2017, beginning at 1:45 p.m. PDT.

The call-in number is (844) 826-3034 (domestic) and (412) 317-5179 (international). A replay of the conference will be available for seven days following the call at (877) 344-7529 (domestic) and (412) 317-0088 (international). The confirmation number for live broadcast and replay is 10109825 (all callers).

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment and flat panel industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Use of Non-GAAP Measures

Management uses non-GAAP net income and net income per diluted share to evaluate the Company's operating and financial results. We believe the presentation of non-GAAP results is useful to investors for analyzing our core business and business trends and comparing performance to prior periods, along with enhancing investors' ability to view the Company's results from management's perspective. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP. Tables presenting reconciliations of non-GAAP results to U.S. GAAP results are included at the end of this press release. A reconciliation of our guidance for non-GAAP net income per diluted share for the third quarter of 2017 is not available due to fluctuations in the geographic mix of our earnings from quarter to quarter, which impacts our tax rate and cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and we are unable to determine the probable significance of the unavailable information.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “outlook”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts," and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations about the semiconductor capital equipment market and with respect to our third quarter 2017 outlook. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors”, "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 30, 2016 as filed with the Securities and Exchange Commission and subsequently filed quarterly reports on Form 10-Q. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:

Sheri Brumm

UCT Senior VP Finance, CFO

510-576-4705

Annie Leschin

Investor Relations

415-775-1788

ULTRA CLEAN HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in thousands, except per share data)

	Three months ended		Six months ended
	June 30,	June 24,	June 30,	June 24,
	2017	2016	2017	2016

Sales	$228,261	$129,831	$432,855	$242,060
Cost of goods sold	184,890	110,810	351,989	208,469
Gross profit	43,371	19,021	80,866	33,591

Operating expenses:
Research and development	2,774	2,359	5,680	4,635
Sales and marketing	3,351	2,785	6,402	5,718
General and administrative	12,841	10,158	24,606	20,217
Total operating expenses	18,966	15,302	36,688	30,570
Income from operations	24,405	3,719	44,178	3,021
Interest and other income (expense), net	(1,120)	(836)	(2,058)	(1,927)
Income before provision for income taxes	23,285	2,883	42,120	1,094
Income tax provision	3,106	2,160	7,600	3,610
Net income (loss)	$20,179	$723	$34,520	$(2,516)

Net income (loss) per share:
Basic	$0.60	$0.02	$1.04	$(0.08)
Diluted	$0.59	$0.02	$1.01	$(0.08)
Shares used in computing net income (loss) per share:
Basic	33,433	32,565	33,247	32,437
Diluted	34,064	32,792	34,017	32,437

ULTRA CLEAN HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in thousands)

	June 30,	December 30,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$59,482	$52,465
Accounts receivable, net of allowance	101,874	74,663
Inventory	139,705	103,861
Other current assets	6,829	6,461
Total current assets	307,890	237,450

Equipment and leasehold improvements, net	23,467	18,858
Goodwill	85,248	85,248
Purchased intangibles, net	34,562	37,024
Deferred tax asset, net	1,111	1,355
Other non-current assets	1,565	762
Total assets	$453,843	$380,697

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	$16,117	$16,819
Accounts payable	104,089	71,189
Other current liabilities	22,073	13,053
Total current liabilities	142,279	101,061

Bank borrowings, net of current portion	44,691	50,931
Deferred tax liability	9,753	9,917
Other long-term liabilities	2,452	2,657
Total liabilities	199,175	164,566

Stockholders’ equity:
Common stock	181,106	178,477
Retained earnings	72,557	38,037
Accumulated other comprehensive income (loss)	1,005	(383)
Total stockholders’ equity	254,668	216,131
Total liabilities and stockholders’ equity	$453,843	$380,697

ULTRA CLEAN HOLDINGS, INC.

UNAUDITED RECONCILATION OF GAAP TO NON-GAAP ADJUSTED RESULTS

	Three Months Ended
	June 30,	June 24,	March 31,
	2017	2016	2017
Reconciliation of GAAP Net Income to Non-GAAP Net Income (in thousands)
Reported net income on a GAAP basis	$20,179	$723	$14,341
Amortization of intangible assets (1)	1,231	1,440	1,231
Restructuring charges (2)	—	70	—
Income tax effect of non-GAAP adjustments (3)	(163)	(406)	(256)
Income tax effect of valuation allowance (4)	18	1,384	576
Non-GAAP net income	$21,265	$3,211	$15,892

Reconciliation of GAAP Income from operations to Non-GAAP Income from operations (in thousands)
Reported income from operations on a GAAP basis	$24,405	$3,719	$19,773
Amortization of intangible assets (1)	1,231	1,440	1,231
Restructuring charges (2)	—	70	—
Non-GAAP income from operations	$25,636	$5,229	$21,004

Reconciliation of GAAP Operating margin to Non-GAAP Operating margin
Reported operating margin on a GAAP basis	10.7%	2.9%	9.7%
Amortization of intangible assets (1)	0.5%	1.1%	0.6%
Restructuring charges (2)	0.0%	0.0%	0.0%
Non-GAAP operating margin	11.2%	4.0%	10.3%

1	Amortization of intangible assets related to the Company's acquisitions of AIT, Marchi and Miconex

2	Adjustment to previous restructuring reserve related to the abandonment of one of the Company's facilities

3	Tax effect of items (1) through (2) above based on the non-gaap tax rate shown below

4	The Company's GAAP tax expense is generally higher than the Company's non-GAAP tax expense, primarily due to losses in the U.S. with full federal and state valuation allowances. The Company's non-GAAP tax rate and resulting non-GAAP tax expense considers the tax implications as if there was no federal or state valuation allowance position in effect.

	Three Months Ended
	June 30,	June 24,	March 31,
	2017	2016	2017
Reconciliation of GAAP Earnings Per Diluted Share to Non-GAAP Earnings Per Diluted Share
Reported net income on a GAAP basis	$0.59	$0.02	$0.42
Amortization of intangible assets	0.04	0.05	0.04
Restructuring charges	—	—	—
Income tax effect of non-GAAP adjustments	(0.01)	(0.01)	(0.01)
Income tax effect of valuation allowance	—	0.04	0.02
Non-GAAP net income	$0.62	$0.10	$0.47
Weighted average number of diluted shares (thousands)	34,064	32,792	33,865

ULTRA CLEAN HOLDINGS, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP EFFECTIVE INCOME TAX RATE

	Three Months Ended
	June 30,	June 24,	March 31,
	2017	2016	2017
(in thousands, except percentages)
Provision for income taxes on a GAAP basis	$3,106	$2,160	$4,494
Income tax effect of non-GAAP adjustments (1)	163	406	256
Income tax effect of valuation allowance (2)	(18)	(1,384)	(576)
Non-GAAP provision for income taxes	$3,251	$1,182	$4,174

Income before income taxes on a GAAP basis	$23,285	$2,883	$18,835
Amortization of intangible assets	1,231	1,440	1,231
Restructuring charges	—	70	—
Non-GAAP income before income taxes	$24,516	$4,393	$20,066

Effective income tax rate on a GAAP basis	13.3%	74.9%	23.9%
Non-GAAP effective income tax rate	13.3%	26.9%	20.8%

1	Tax effect of items (1) through (2) above based on the non-gaap tax rate

2	The Company's GAAP tax expense is generally higher than the Company's non-GAAP tax expense, primarily due to losses in the U.S. with full federal and state valuation allowances. The Company's non-GAAP tax rate and resulting non-GAAP tax expense considers the tax implications as if there was no federal or state valuation allowance position in effect.